UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2005

REPLIGEN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-14656	04-2729386
(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts	02453
(Address of Principal Executive Offices)	(Zip Code)

(781) 250-0111

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 8 2005, the Compensation Committee of the Board of Directors of Repligen Corporation approved the Repligen Executive Incentive Compensation Plan (the “Incentive Plan”) and established bonus awards that may be earned for the period April 1, 2005 to March 31, 2006 under the Incentive Plan by the Company’s executive officers, currently Repligen’s President and Chief Executive Officer (“CEO”), Senior Vice President, Research & Development, Vice President, Operations, Vice President, Clinical Development, Vice President, Market Development, and Vice President, Finance & Administration (each a “Participant”). The size of the overall bonus pool shall be determined by the Compensation Committee based on Company performance against the Incentive Plan objectives and target bonuses. The target bonuses are expressed as a percentage of a Participant’s base salary. The bonuses will be paid based on the achievement of Company and individual objectives, except for the CEO which shall be based solely on Company objectives. The Company must achieve a minimum of 60% of the Company objectives for payments to be made to Participants, though the Compensation Committee may elect, in the event of exceptional personal achievement, to pay a Participant the individual portion of the target bonus. Individual performance of the Participants shall be determined by the Compensation Committee. The Compensation Committee and/or the Board of Directors retain the right to amend, alter or terminate the Incentive Plan at any time.

The Incentive Plan is filed with this report as Exhibit 10.1.

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits.

10.1 Repligen Executive Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: December 14, 2005	By: /s/ Walter C. Herlihy Walter C. Herlihy Chief Executive Officer and President

EXHIBIT INDEX

10.1	Repligen Executive Incentive Compensation Plan